AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                                  BY AND AMONG

                            LUCENT TECHNOLOGIES INC.,

                     LUCENT TECHNOLOGIES MAQUILADORAS INC.,
                                 each as Seller

                                       AND

                                  BEL FUSE INC.
                                    as Buyer


                           Dated as of October 2, 1998

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                                TABLE OF CONTENTS

1.       Definitions
1.1      Defined Terms
1.2      Other Definitional and Interpretive Matters
2.       Purchase and Sale of Assets
2.1      Purchased Assets
2.2      Excluded Assets
2.3      Purchase Price
2.4      Assumed Liabilities
2.5      Excluded Liabilities
2.6      Consent of Third Parties; Further Assurances
2.7      No Licenses
2.8      Bulk Sales Law
2.9      Taxes
2.10     Employees
2.11     Adjustments to Purchase Price
3.       Representations and Warranties of Sellers
3.1      Organization and Authority
3.2      Authorization; Binding Obligations
3.3      No Violations
3.4      Assets
3.5      Personal Property
3.6      Compliance With Laws and Litigation; Environmental Matters
3.7      Contracts; Permits and Licenses
3.8      Intellectual Property
3.9      Brokers
3.10     No Other Representations or Warranties
4.       Representations and Warranties of Buyer
4.1      Organization and Authority
4.2      Authorization; Binding Obligations
4.3      No Violations
4.4      Brokers
4.5      No Knowledge of Misrepresentations
4.6      No Other Representations or Warranties
5.       Certain Covenants
5.1      Information
5.2      Post Closing Audit
5.3      Sale by Buyer of Inventory Marked With Sellers' Name
5.4      Collateral Agreements
5.5      Regulatory Compliance
5.6      [Intentionally Omitted]
5.7      Reacquisition Right
5.8      Maquiladora Assets
6.       Confidential Nature of Information
6.1      Confidentiality Agreement
6.2      Sellers' Proprietary Information
7.       Closing
7.1      Documents to be Delivered by Sellers
7.2      Documents to be Delivered by Buyer
7.3      Closing Date
7.4      Contemporaneous Effectiveness
8.       Conditions Precedent to Closing
8.1      General Conditions
8.2      Conditions Precedent to Buyer's Obligations
8.3      Conditions Precedent to Sellers' Obligations
9.       Status of Agreements
9.1      Effect of Breach
9.2      Survival of Representations and Warranties
9.3      General Agreement to Indemnify
9.4      Procedures for Indemnification
9.5      Arbitration;  Choice of Law
10.      Miscellaneous Provisions
10.1     Notices
10.2     Expenses
10.3     Entire Agreement; Modification
10.4     Assignment; Binding Effect; Severability
10.5     Governing Law
10.6     Execution in Counterparts
10.7     Public Announcement
10.8     No Third-Party Beneficiaries
11.      Termination and Waiver
11.1     Waiver of Agreement
11.2     Amendment of Agreement

Schedules

Schedule 1.1               Permitted Encumbrances
Schedule 1.2               Knowledge of Certain Persons
Schedule 2.1(a)            Equipment
Schedule 2.1(b)            Inventory
Schedule 2.1(c)            Assigned Contracts
Schedule 2.1(d)            Assigned Licenses
Schedule 2.2               Excluded Assets
Schedule 2.10              Affected Employees
Schedule 3.6               Governmental Permits
Schedule 4.3(b)            Buyer's Consents
Schedule 5.2 Seller's Exceptions to Covenant to Operate Business in Ordinary Course

Exhibits

Exhibit A         Form of Assignment and Assumption Agreement
Exhibit B-1       Form of Maquiladora Bill of Sale
Exhibit B-2       Form of U.S. Bill of Sale
Exhibit C         Form of Supply Agreement
Exhibit D         Form of Technology Transfer Agreement
Exhibit E         Form of Transition Services Agreement

                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


          THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this "Agreement") is made as of October 2, 1998 by and among Lucent Technologies Inc., a Delaware corporation, having a principal office at 600-700 Mountain Avenue, Murray Hill, NJ 07974-0636 ("Lucent"), Lucent Technologies Maquiladoras Inc., a Delaware corporation, having a principal office at 475 South Street, Morristown, NJ 07962 ("LTM" and together with Lucent, "Sellers"), and Bel Fuse Inc., a New Jersey corporation, having a principal office at 198 Van Vorst Street, Jersey City, NJ 07302 ("Buyer").

          WHEREAS, Lucent is, among other things, engaged through its Network Products Group in the development, manufacture and sale of Business Products (as hereinafter defined);

          WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain assets relating to the manufacture and sale of Business Products on the terms and subject to the conditions set forth herein;

          WHEREAS, Sellers wishes to transfer to Buyer, and Buyer is willing to assume from Sellers, the Assumed Liabilities (as hereinafter defined) on the terms and subject to the conditions set forth herein; and

          WHEREAS, Lucent and Buyer wish to enter into certain collateral agreements as hereinafter specified, namely a Technology Transfer Agreement, a Supply Agreement and a Transition Services Agreement.

          NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:


         1.       Definitions


         1.1      Defined Terms


          For the purposes of this Agreement, the following words and phrases shall have the following meanings:

          "Accounts Receivable" means all the accounts, notes and finance receivables generated by the Business including all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights, together with all accrued interest thereon in each case existing as of the close of business on the Closing Date.

          "Affected Employees" has the meaning assigned in Section 2.10.

          "Affiliate" of any Person means any Person, directly or indirectly controlled by, controlling or under common control with, such Person. For purposes of this Agreement, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

          "Asset Acquisition Statement" has the meaning assigned in Section 2.3(b).

          "Assigned Contracts" means Third-Party contracts, agreements, leases, supply contracts, purchase orders, sales orders and instruments relating exclusively to the Business to which Lucent or any of its Affiliates is a party and which are identified on Schedule 2.1(c) but in each case only to the extent assignable.

          "Assigned Licenses" means all licenses, agreements and other arrangements under which Lucent has the right to use any Proprietary Information of a Third Party to the extent used exclusively in the operation of the Business and which are identified on Schedule 2.1(d) other than the Nonassignable Licenses.

          "Assignment  and  Assumption   Agreement"  means  the  assignment  and
assumption agreement substantially in the form set forth as Exhibit A.

          "Assumed Liabilities" means the liabilities and obligations of Sellers assumed by Buyer pursuant to the Assignment and Assumption Agreement and
Section 2.4.

          "Auditor" has the meaning assigned by Section 2.11(e).

          "Best Efforts" means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

          "Bill of Sale" means collectively, the Maquiladora Bill of Sale and the U.S. Bill of Sale.

          "Business" means the manufacturing, marketing, selling and repairing Business Products as carried on by Lucent immediately prior to the date of this Agreement.

          "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the state of New York or any other day on which the principal offices of either Lucent or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

          "Business Locations" means Lucent's facilities located at 3000 Skyline Drive, Mesquite, Texas 75149 and Norte 7 y Ave. Lauro Villar #4, H. Matamoros, Tam. C. P. 87490.

          "Business Product" means XDSL, ISDN, modem, power and broadband transmission transformers and related components manufactured by the Business.

          "Business Records" means all books, records, mailing lists, customer lists, vendor data equipment maintenance records, warranty information, manuals of operation or business procedures, and other similar information, used primarily by the Business and reasonably available to Lucent at one of the Business Locations; provided, all materials noted above which are subject to any non-disclosure agreements shall not for purposes of this Agreement be treated as "Business Records."

          "Buyer's Adjustment Response" has the meaning assigned by Section 2.11(b).

          "Closing"  means  the  closing  of  the   transactions   described  in
Article 7.

          "Closing Date" means the date of the Closing as determined pursuant to
Section 7.3.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral Agreements" means the agreements to be entered into between Buyer and Lucent and/or its Affiliates and listed in Section 5.4.

          "Consents" has the meaning assigned by Section 2.6(b).

          "Counsel for Buyer" means Blau, Kramer, Wactler & Lieberman, P.C.

          "Counsel for Seller" means a Corporate Counsel of Sellers.

          "Deemed Inventory Amount" means $10,000,000.00.

          "Disclosure  Schedule" means the disclosure  schedule attached to this
Agreement   setting  forth  the  exceptions  and   qualifications   to  Sellers'
representations and warranties set forth in Article 3.

          "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions affecting the Purchased Assets.

          "Environmental Law" means any local, county, state and/or federal law or regulation that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, under CERCLA or any other similar federal, state, local and/or county laws or regulations, in each case as in effect on or prior to the Closing Date.

          "Equipment" means the equipment identified in the summary list set forth on Schedule 2.1(a). Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

          "Excluded Assets" means all rights, properties and assets that are not Purchased Assets, including, without limitation, those rights, properties and assets set forth in Section 2.2 or identified on Schedule 2.2.

          "Excluded Liabilities" means the liabilities and obligations that are not assumed by Buyer as provided in Section 2.5.

          "Final Inventory Amount" has the meaning assigned by Section 2.11(d).

          "Governmental Body" means any court, government (federal, state or local), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

          "Governmental Permits" means all the governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Lucent with respect to the Business and necessary for the operation of the Business.

          "Hazardous Substance" means any substance that is regulated under any Environmental Law or is deemed by any Environmental Law to be "hazardous," "toxic," a "containment," "waste," or a source of contamination or a pollutant.

          "Indemnified Party" has the meaning assigned by Section 9.3.

          "Indemnifying Party" has the meaning assigned by Section 9.4(a).

          "Inventory" means all inventory identified in the summary list set forth on Schedule 2.1(b). Inventory shall also include any rights of Sellers to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such inventory, but only to the extent such rights are assignable.

          "IRS" means the U.S. Internal Revenue Service.

          "Losses" has the meaning assigned by Section 9.3(a).

          "Maquiladora Assets" has the meaning assigned by Section 2.1.

          "Maquiladora Bill of Sale" means the bill of sale in substantially the form set forth as Exhibit B-1.

          "Marked Inventory" has the meaning assigned by Section 5.3(a).

          "Nonassignable Assets" has the meaning assigned by Section 2.6(b).

          "Nonassignable Licenses" means licenses of Proprietary Information to which Lucent or an Affiliate of Lucent is the licensee and that are not assignable to Buyer.

          "Permitted Encumbrances" means the (i) statutory liens for taxes not yet due and payable, (ii) statutory liens of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, for sums not yet due and payable, (iii) Encumbrances and exceptions set forth on Schedule 1.1, and (iv) licenses under Sellers' Proprietary Information.

          "Person"  means  any  individual,   corporation,   partnership,  firm,
association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

          "Proprietary Information" means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public (except in the case of patents), including, but not limited to, works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

          "Purchased Assets" has the meaning assigned by Section 2.1.

          "Purchase Price" has the meaning assigned by Section 2.3(a).

          "Purchase  Price  Adjustment"  has the  meaning  assigned  by  Section
2.11(a).

          "Seller's Adjustment Statement" has the meaning assigned by Section 2.11(a).

          "Settlement Date" has the meaning assigned by Section 2.11(d).

          "Senior Executives" means, in the case of Lucent, Bruce A. Brock, and in the case of Buyer, Daniel Bernstein.

          "Supply Agreement" means the supply agreement between Lucent and Buyer in substantially the form set forth as Exhibit C.

          "Taxes" means, all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, imposed upon any Person by federal, foreign, state, or local law or taxing authority, together with any interest and any penalties, or additions to tax, with respect to such taxes.

          "Technology   Transfer   Agreement"  means  the  technology   transfer
agreement between Lucent and Buyer for the transfer of certain intellectual property of Lucent, in substantially the form set forth as Exhibit D.

          "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.

          "Third-Party Claim" has the meaning assigned by Section 9.4(a).


          "Transition   Services   Agreement"  means  the  transition   services
agreement between Lucent, Lucent Technologies Microelectronica de Mexico, S.A. de C.V. and Buyer in substantially the form set forth as Exhibit E.

          "U.S. Bill of Sale" means the bill of sale in substantially the form set forth as Exhibit B-2.

          "WIP" has the meaning assigned by Section 2.11(a).

          1.2 Other Definitional and Interpretive Matters

          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with U.S. Generally Accepted Accounting Principles.

          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          Knowledge. Any reference to Sellers' knowledge shall refer to the actual knowledge of the senior managers of Lucent set forth on Schedule 1.2.

          Disclosure Schedule, Schedules and Exhibits. The Disclosure Schedule, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          2. Purchase and Sale of Assets

          2.1 Purchased Assets

          Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Sellers shall collectively sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the right, title and interest in, to and under the Purchased Assets that Sellers possess and have the right to transfer as the same shall exist on the Closing Date, except with respect to those assets which are located in Mexico (the "Maquiladora Assets"). Title to the Maquiladora Assets will be transferred, assigned, conveyed and delivered to Buyer (or to any wholly-owned subsidiary of Buyer) upon their export from Mexico following the conclusion of the Transition Period provided for in the Transition Services Agreement. The transfer of title and delivery of all Maquiladora Assets will occur outside of Mexico. For purposes of this Agreement, "Purchased Assets" shall mean the specific assets, properties and rights set forth or described in Sections 2.1(a) through 2.1(f) (and the corresponding Schedules applicable thereto), inclusive whether or not any of such assets, property or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers' books or financial statements:

          (a) the Equipment;

          (b) the Inventory;

          (c) all of Sellers' rights under the Assigned Contracts;

          (d) all of Sellers' rights under the Assigned Licenses;

          (e) the Business Records; and

          (f) Proprietary Information of Lucent but only to the extent set forth in the Technology Transfer Agreement.

          2.2 Excluded Assets

          Sellers shall retain all right, title and interest to and in and shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept from Sellers, any Excluded Assets. Excluded Assets shall include, without limitation, all of the following:

          (a) any of Sellers' cash, Accounts Receivable, bank deposits or similar cash items;

          (b) any Proprietary Information of Sellers (including product designs) other than as expressly provided under the Technology Transfer Agreement;

          (c) (i) Sellers' personnel records; (ii) any other books and records that Sellers are required by law to retain or that Sellers determine are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to the Purchased Assets; and (iii) any information management system of Sellers other than those used exclusively with the Purchased Assets;

          (d) any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for U.S. federal, state, local or foreign net income, franchise, gross income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, real or personal property taxes, customs, duties or other taxes, governmental fees or other like assessment or charges of any kind whatsoever, together with any interest due Sellers thereon, for any periods prior to the Closing Date;

          (e) all "AT&T" or "Lucent Technologies" marked sales and marketing or packaging materials, samples, prototypes, other similar AT&T or Lucent Technologies-identified sales and marketing or packaging materials and any marketing studies, except to the extent such materials are sold or used by Buyer in the ordinary course of business in accordance with the terms of Section 5.3;

          (f) any Inventory used or sold in the ordinary course of business between the date hereof and the Closing Date;

          (g) all of Sellers' rights, claims or causes of action against any Person relating to the assets, properties, business or operations of Sellers arising out of transactions occurring prior to the Closing Date; and

          (h) all other assets, properties, interests and rights of Sellers not specifically identified in Section 2.1.

          2.3 Purchase Price

          (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Sellers of the Purchased Assets to Buyer and, in addition to assuming the Assumed Liabilities, Buyer shall pay to Lucent, on behalf of the Sellers, at the Closing Thirty Million Dollars ($30,000,000.00) in cash (the "Purchase Price") by wire transfer of immediately available funds to the account of Lucent designated by Lucent's written instructions. The Purchase Price may be subject to adjustment pursuant to Section 2.11.

          (b) Buyer and Sellers recognize their respective obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, within 30 days after Buyer and Lucent agree to the final adjustment amount, if any, pursuant to Section 2.11, Buyer and Lucent agree to attempt in good faith to (i) enter into a Purchase Price Allocation Agreement providing for the allocation of the Tax Purchase Price (to be defined therein) among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns; provided, however, the foregoing provision shall not be interpreted to require that the parties must enter into a Purchase Price Allocation Agreement.

          2.4 Assumed Liabilities

          On the Closing Date, Buyer and Sellers shall execute and deliver to each other the Assignment and Assumption Agreement pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all of the liabilities and obligations of Sellers pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean all liabilities and obligations set forth in this Section 2.4:

          (a) All liabilities and obligations arising after the Closing Date under the Assigned Contracts which relate to periods on or after the Closing Date;

          (b) All liabilities and obligations arising after the Closing Date under the Assigned Licenses which relate to periods on or after the Closing Date;

          (c) All warranty and repair obligations of Sellers with respect to any Business Product sold by Sellers on or prior to the Closing Date;

          (d) All Permitted Encumbrances and all other Encumbrances and other obligations attaching to the Purchased Assets that are identified in this Agreement or the Schedules hereto; and

          (e) All liabilities and obligations of Sellers with respect to the Purchased Assets, known or unknown, fixed or contingent, as the same shall arise or mature after the Closing Date which relate to periods on or after the Closing Date.

          2.5 Excluded Liabilities

          Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Sellers or any of their Affiliates, whether direct or indirect, known or unknown, or absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the "Excluded Liabilities"), and, notwithstanding the provisions of Section 2.4, the Buyer shall not assume (and each shall be deemed to be an Excluded Liability) any liabilities or obligations in respect of the Excluded Assets.

          2.6 Consent of Third Parties; Further Assurances

          (a) From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

          (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, which by its terms or by law is nonassignable ("Nonassignable Assets") without the consent of third Persons ("Consents") unless and until such Consent shall be given. Sellers agree to cooperate with Buyer at its request in endeavoring to obtain such Consents promptly; provided, however, that such cooperation shall not require Sellers to remain secondarily liable with respect to any Nonassignable Asset.

          (c) To the extent permitted by applicable law, in the event Consents cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Sellers' name and all benefits and obligations existing thereunder shall be for Buyer's account.

          (d) Sellers shall take or cause to be taken at Buyer's expense such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Sellers shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets.

          (e) As of and from the Closing Date, Sellers authorize Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of Sellers under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto.

          2.7 No Licenses

          Unless expressly set forth in the Technology Transfer Agreement , no right or license of any kind is granted to Buyer pursuant to this Agreement with respect to Sellers' Proprietary Information, either directly or indirectly, by implication, by estoppel or otherwise.

          2.8 Bulk Sales Law

          Buyer hereby waives compliance by Sellers with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

          2.9 Taxes

          Buyer shall pay all Taxes and all recording and filing fees, whether levied on Sellers or Buyer, that are payable as a result of the operation of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, except for Sellers' income and capital gains taxes or franchise or other taxes based on Sellers' income. Annual ad valorem property taxes will be apportioned between Sellers and Buyer as of the date of closing, each being responsible for the ad valorem taxes attributable to their respective periods of ownership.

          2.10 Employees

          For a period of two (2) years after the Closing Date, Buyer agrees not to solicit or hire any employee of Sellers without the prior written consent of Lucent, which consent will not be unreasonably withheld; provided, however, on or after the Closing Date, Buyer shall have the right to offer employment to each of the individuals listed on Schedule 2.10 (the "Affected Employees" on such terms and conditions established by Buyer without the prior written consent of Lucent.

          2.11 Adjustments to Purchase Price

          (a) Within thirty (30) days after the Closing Date, Lucent shall submit to Buyer a statement (the "Seller's Adjustment Statement") wherein Lucent shall set forth in reasonable detail Lucent's valuation of the Inventory as of the Closing Date and its proposed adjustment to the Purchase Price (either upward or downward) as compared to the Deemed Inventory Amount (the "Purchase Price Adjustment"). Lucent shall certify that the Seller's Adjustment Statement was prepared in accordance with GAAP (unless otherwise indicated or agreed to in writing by Buyer and Lucent). The Seller's Adjustment Statement will be prepared by Lucent in accordance with the following: (i) Inventory will be valued at Lucent's "Standard Cost" (as defined below) less the "RFMV" (as defined below) balance as of the close of business on October 2, 1998 plus or minus the balances in operational variance accounts as of the close of business on October 2, 1998 which consists of "Purchase Price Variances" (as defined below) and "Operating Variances" (as defined below); provided, however, that Work in Process ("WIP") shall include Lucent's labor and load; provided, further, that the value of such WIP and an estimated value of cost to completion shall not exceed the price at which Lucent will subsequently purchase, if any, such WIP from Buyer in the form of finished goods; and (ii) Inventory will only consist of current, merchantable, readily salable goods and merchandise that are currently and actively used in the operation of the Business, and will not include items which are discontinued or scrap. For purposes of this Section 2.11, the term (1) "Standard Cost" shall mean Lucent's Power Systems' published local cost methodology used in Dallas at the Closing Date; (2) RFMV (Reduction to Fair Market Value) shall mean Lucent's reserve to write off obsolete inventory down to its estimated fair market value as identified on Lucent's Power Systems' product family balance sheet; (3) "Purchase Price Variance" shall mean the difference between actual price paid per unit for material minus Lucent's Power Systems' local Standard Cost per unit. Purchase Price Variance is identified as 105 account on the Power Systems' product family income statements; and (4) "Operating Variance" shall mean the difference between the Standard Cost of labor and load and the incurred labor and load plus the cost difference (at standard) between the sum of components on the original bill of material and the current bill of material. Operating Variance is identified as 104 account on Lucent's Power Systems' product family income statements.

          (b) Buyer shall review the Seller's Adjustment Statement promptly upon receipt thereof. If Buyer believes that the Seller's Adjustment Statement is incorrect in any respect, Buyer shall deliver to Lucent a statement within thirty (30) days after Buyer's receipt of the Seller's Adjustment Statement identifying the specific aspects of the Seller's Adjustment Statement with which Buyer disagrees and the reasons therefor with supporting detail, and setting forth Buyer's valuation of the Inventory as of the Closing Date and its proposed adjustment to the Purchase Price (the "Buyer's Adjustment Response"). Buyer shall certify that the Buyer's Adjustment Response was prepared in accordance with GAAP (unless otherwise indicated or agreed to in writing by the Buyer and Lucent).

          (c) Within thirty (30) days after Lucent's receipt of the Buyer's Adjustment Response, the parties shall use their best efforts to resolve mutually their differences with regard to, and agree upon, the valuation of the Inventory as of the Closing Date and the Purchase Price Adjustment.

          (d) If Lucent and Buyer are able to reach an agreement with regard to the valuation of the Inventory as of the Closing Date (the "Final Inventory Amount"), and there is a difference between the Final Inventory Amount and the Deemed Inventory Amount, payment will be made to either Buyer or Lucent, as applicable, and the Purchase Price will be adjusted as hereinafter set forth:

               (i) If the Final Inventory Amount is greater than the Deemed Inventory Amount, then Buyer shall pay to Lucent, for the benefit of the Sellers, an amount equal to the difference between the Final Inventory Amount and the Deemed Inventory Amount in immediately available funds on the Settlement Date.

               (ii) If the Deemed Inventory Amount is greater than the Final Inventory Amount, then Lucent shall refund to Buyer an amount equal to the difference between the Deemed Inventory Amount and the Final Inventory Amount in immediately available funds on the Settlement Date.

               (iii) The "Settlement Date" shall be a Business Day designated by the payor under Section 2.11(d) and shall be within (10) calendar days after the later of (i) the expiration of the time provided in Section 2.11(b) for service upon Lucent of the Buyer's Response Statement without Buyer having done so; or (ii) the date upon which the parties either agree upon the valuation of the Inventory as of the Closing Date, or if Buyer and Lucent cannot reach such agreement, then the date on which the Auditor reaches its determination pursuant to
          Section 2.11(e).

          (e) If Buyer and Lucent are unable to resolve mutually their dispute with regard to the valuation of the Inventory as of the Closing Date within the thirty (30) day calendar period provided for doing so, then the issue shall be submitted to PricewaterhouseCoopers, New York Office (or, if such firm is unable or unwilling to accept such responsibility, Arthur Andersen, New York Office) (the "Auditor") to resolve any dispute. The Auditor, acting as an expert and not as an arbitrator, shall determine whether the Seller's Adjustment Statement was derived in accordance with the standards set forth in Section 2.11(a) and, only with respect to the discrepancies identified in Buyer's Adjustment Response, whether and to what extent, if any, the Purchase Price Adjustment proposed by Lucent requires adjustment. The determination of the Auditor shall be final, binding and conclusive on the parties. Buyer and Lucent shall provide all documents and information requested by the Auditor promptly and shall use their reasonable efforts to cause the Auditor to make its determination within thirty
(30) days after the dispute is submitted to it. The fees and expenses of the Auditor shall be borne by Sellers and Buyer equally.

          3. Representations and Warranties of Sellers

          The Sellers, jointly and severally, represent and warrant to Buyer, except as disclosed on the Disclosure Schedule or on any specific Schedule attached hereto, that:

          3.1 Organization and Authority

          Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power to carry on the Business as now conducted.

          3.2 Authorization; Binding Obligations

          Each Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all necessary corporate action. This Agreement has been duly executed and delivered by each Seller and this Agreement is, and the Collateral Agreements, when duly executed and delivered by such Seller will be, valid and legally binding obligations of such Seller, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, insolvency and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

          3.3 No Violations

          (a) The execution, delivery and performance of this Agreement and the Collateral Agreements by each Seller party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of such Seller's charter or by-laws or in a material violation of any statute, rule, regulation or ordinance applicable to such Seller, (ii) with or without the giving of notice or the passage of time or both, violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which such Seller is a party or by which it is bound and which relates to the Purchased Assets, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over such Seller or any of its Purchased Assets.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by either Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) consents of third Persons which are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto.

          3.4 Assets

          Sellers collectively have good and marketable title to, or a leasehold
interest  in,  all  the  tangible   Purchased  Assets  free  and  clear  of  any
Encumbrance, except for Permitted Encumbrances.

          (b) Except as indicated on Schedule 2.1(b), no Inventory is stored at any location other than at the Business Locations and at Sellers' customer sites.

          (c) There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of Purchased Assets, or any interest therein except for the sale of Inventory in the ordinary course of business between the date hereof and the Closing Date.

          3.5 Personal Property

          The items of personal property included in the Purchased Assets which are presently and actively used in the operation of the Business are in reasonable operating condition, in light of their respective ages, for the purposes for which they are currently being used.

          3.6 Compliance With Laws and Litigation; Environmental Matters

          (a) With respect to the Purchased Assets, each Seller is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from Governmental Bodies.

          (b) There are no actions, suits, proceedings or governmental investigations pending or, to Sellers' knowledge, threatened against it that could be reasonably expected to have a material adverse effect on the Purchased Assets.

          (c) Each Seller is in material compliance with Environmental Laws. No environmental proceeding or investigation involving the Business is pending or, to Sellers' knowledge, threatened which could reasonably be expected to have a material adverse effect on the Purchased Assets.

          3.7 Contracts; Permits and Licenses

          (a) Each Assigned Contract is valid, binding and enforceable against the applicable Seller and, to Sellers' knowledge, the other parties thereto, in accordance with its terms and is in full force and effect. Neither Seller has received any written notice that it is in default or breach of or is otherwise delinquent in performance under any Assigned Contract, and, to Sellers' knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any Assigned Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.

          (b) Except as set forth on Schedule 3.6, there are no material Governmental Permits necessary for or used by Sellers to use the Purchased Assets as now being used, which Governmental Permits are required by currently effective laws, rules and regulations.

          3.8 Intellectual Property

          Lucent has not received any writing alleging any interference, infringement, misappropriaton or violation with respect to any product (as listed on Appendix B to the Technology Transfer Agreement) made by use of the Technical Information (as defined in the Technology Transfer Agreement) being licensed by Lucent to Buyer under the Technology Transfer Agreement. Sellers' representation in this Section 3.8 is being made without any inquiry by either Seller.

          3.9 Brokers

          No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller.

          3.10 No Other Representations or Warranties

          In entering into this Agreement, Sellers have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Buyer or any agent, employee, attorney or other representative of Buyer or by any Person representing or purporting to represent Buyer that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. It is hereby agreed by Sellers that, except as otherwise expressly provided herein, Buyer makes no other representations or warranties.

          4. Representations and Warranties of Buyer

          Buyer represents and warrants to Sellers that:

          4.1 Organization and Authority


          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey, and Buyer has all corporate power and authority necessary to carry on its business as now being conducted.

          4.2 Authorization; Binding Obligations

          Buyer has full corporate power to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements once duly executed and delivered by Buyer will be, the valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

          4.3 No Violations

          The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's charter or by-laws or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or
(ii) with or without the giving of notice or the passage of time or both, violate or result in a breach of or constitute an occurrence of default (or an event that might, upon the passage of time or the giving of notice, or both, constitute an occurrence of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its properties.

          Except as disclosed on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

          4.4 Brokers

          No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

          4.5 No Knowledge of Misrepresentations

          During the course of Buyer's due diligence investigation of the Business or otherwise, Buyer has not been made aware of any information which if true, would result in any of the representations and warranties of Sellers made in Article 3 being untrue in any material respect. Notwithstanding the foregoing, the representation set forth in this Section 4.5 shall not in any way limit Buyer's right to indemnification under Section 9.3.

          4.6 No Other Representations or Warranties

          (a) With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or pursuant hereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Sellers or any agent, employee, attorney or other representative of Sellers or by any Person representing or purporting to represent Sellers that are not expressly set forth in this Agreement or, in the case of Proprietary Information, in the Technology Transfer Agreement (including the Schedules hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally. It is hereby agreed by Buyer that, except as otherwise expressly provided herein or, in the case of Proprietary Information, in the Technology Transfer Agreement, Sellers make no representations or warranties with respect to the Purchased Assets or the Business. Buyer assumes the responsibility and risks of all defects and conditions relating to the Purchased Assets including, without limitation, such conditions as are disclosed herein and including defects and conditions that cannot be observed by casual inspection.

          (b) Buyer acknowledges that it has made its own assessment of the Purchased Assets and is sufficiently experienced to make an informed judgment with respect thereto.

          5. Certain Covenants

          5.1 Information

          (a) Sellers will give to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during Sellers' normal business hours throughout the period prior to the Closing to all of Sellers' properties, books, contracts, commitments, reports of examination and records (excluding personnel records) directly relating to the Purchased Assets (but excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation). Buyer will hold, and will cause such representatives to hold, such information in confidence as provided in Article 6. Further, prior to the Closing, Sellers will afford Buyer access during normal business hours to the Business Locations and Sellers' environmental books and records which relate to the Purchased Assets (except books and records subject to attorney-client or attorney-work product privileges)  so as to  afford  Buyer  full  opportunity  to  make  such  review, examination and investigation of environmental matters and environmental conditions of the Purchased Assets as Buyer may reasonably desire to make.

          (b) After the Closing Date, Sellers and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Assigned Contracts and any other information existing as of the Closing Date and relating to the Business, and will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities (including treatment, storage, transportation, disposal, recycling and handling of Hazardous Substances and compliance with Environmental Laws) relating to the Business or the Purchased Assets prior to the Closing Date, and as otherwise may be necessary or desirable to enable the party requesting such assistance to:
(i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) (subject to clause (ii) above), perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon not less than two Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

          (c) Buyer agrees to preserve all Business Records and Governmental Permits for at least five (5) years after the Closing Date. After this five (5) year period and at least 90 days prior to the planned destruction of any Business Records or Governmental Permits, Buyer shall notify Sellers in writing and shall make available to Sellers, upon its request, such Business Records and Governmental Permits.

          Post Closing Audit

          For purposes of complying with Buyer's obligation to file a Form 8-K with the Securities and Exchange Commission ("SEC") in connection with this Agreement, Lucent will use its Best Efforts to cooperate with Buyer's independent auditors so that Buyer can prepare and file such reformatted financial statements (for such periods as may be required by the SEC) relating to the Business.

          5.3 Sale by Buyer of Inventory Marked With Sellers' Name

          (a) To the extent that Inventory consists of product or material that is marked with the name or mark "Lucent Technologies" or "AT&T" (or with other indicia of either of them) (the "Marked Inventory"), Buyer shall use its Best Efforts to ship such Marked Inventory prior to shipping the same or similar products of Buyer. Except as specifically permitted under Section 5.3(b) below, Buyer shall cease, immediately upon the Closing, to mark, both internally and externally, all Business Products or any other product of Buyer that is not Marked Inventory with the names, marks or other indicia of "Lucent Technologies" or "AT&T".

          (b) For a period of 60 days after the Closing Date, Buyer may continue to apply the name "Lucent Technologies" to Business Products manufactured during that 30-day period. At the end of that 60-day period, Buyer agrees to cease all use of "Lucent Technologies" name and to permanently remove the Lucent Technologies name on all molds bearing the Lucent Technologies name. Buyer may sell or otherwise distribute Business Products which display the Lucent Technologies name until such Business Products are depleted or until November 30, 1998, whichever occurs first. In the event Business Products bearing the Lucent Technologies name and manufactured in accordance with this paragraph fall below the standard of quality of Lucent's products (as determined in good faith by Seller), Lucent retains the right to terminate this grant upon written notice to Buyer.

          (c) Section 5.3(a) and (b) shall in all respects be subject to the Supply Agreement.

          5.4 Collateral Agreements

          On or prior to the Closing Date, Buyer shall execute and deliver to Sellers and Sellers shall execute and deliver to Buyer, as applicable, the following agreements (collectively, the "Collateral Agreements"): the Technology Transfer Agreement, the Supply Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

          5.5 Regulatory Compliance

          Each of Buyer and Sellers shall use reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of Governmental Bodies that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, prior to or following the Closing, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Body prohibiting the consummation of the transactions contemplated hereby.

          5.6 [Intentionally Omitted]

          5.7 Reacquisition Right

          If an Event of Default (as defined below) shall occur anytime during the two (2) year period following the Closing Date, Lucent shall, upon 30 days prior written notice to Buyer, have the right to reacquire all or any portion of the Purchased Assets at their then fair market value (to be determined by the Auditor), less all loss, cost, damage and expense of Lucent arising out of or resulting from the Event of Default and the exercise of Lucent's rights hereunder. For purposes of this Agreement, any or all of the following events shall be deemed an "Event of Default": Buyer shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator, of Buyer or a substantial part of Buyer's property, (ii) admit in writing Buyer's inability, or be generally unable, to pay its debts as they come due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within 60 days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) materially breaches the Supply Agreement which breach is not cured or remedied within the applicable cure periods set forth in the Supply Agreement, as applicable.)

          5.8 Maquiladora Assets

          Until such time that title to the Macquiladora Assets is transferred to Buyer, Buyer shall insure all of the Maquiladora Assets and pay all insurance premiums and any other costs associated therewith. Buyer's sole recourse to any loss of, or damage to, any of the Maquiladora Assets shall be limited to claims under such insurance policies.

          6. Confidential Nature of Information

          6.1 Confidentiality Agreement

          Buyer agrees that the Confidentiality and Non-Disclosure Agreement between Buyer and Lucent dated May 18, 1998 (the "Nondisclosure Agreement") shall apply to (a) all documents, materials and other information that it shall have obtained regarding Lucent or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to
Section 6.2(a), the Nondisclosure Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Sellers the ownership of which is transferred to Buyer.

          6.2 Sellers' Proprietary Information

          (a) Except as provided in Section 6.2(b) or as otherwise provided in the Technology Transfer Agreement, after the Closing and for a period of five
(5)  years  following  the  Closing  Date,   Buyer  agrees  that  it  will  keep
confidential and not use all of Sellers' and its Affiliates' Proprietary Information that is received from, or made available by, Sellers in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about Sellers' and their Affiliates' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Proprietary Information as is conveyed to Buyer as part of the Purchased Assets.

          (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:

               (i)  was  already   known  to  Buyer  other  than   through  this
          transaction;

               (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

               (iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

               (iv) to the extent it is independently developed by Buyer; or

               (v) is, subject to Section 6.2(c), required to be disclosed under applicable law or judicial process.

          (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Lucent of such request or requirement and will cooperate with Lucent such that Lucent may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the written opinion of Buyer's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by law. Buyer will exercise its (and will cause its Affiliates to exercise their) Best Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.


          (d) The terms and conditions of this Agreement, and all attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Lucent that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this
Article 6.

          7. Closing

          At the Closing, the following transactions shall take place:

          7.1 Documents to be Delivered by Sellers

          On the Closing Date, Sellers shall deliver, or execute and deliver, the following documents and agreements to Buyer (other than the Maquiladora Bill of Sale, which Sellers shall deliver to Blau, Kramer, Wactlar & Lieberman ("BKW&L") who shall hold it in escrow):

          (a) the Technology Transfer Agreement;

          (b) the Supply Agreement;

          (c) the Transition Services Agreement;

          (d) the U.S. Bill of Sale;

          (e) the Assignment and Assumption Agreement;

          (f) all consents, waivers or approvals theretofore obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

          (g) a certificate of a duly authorized representative of Sellers, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.2(a) and (b);

          (h) to the extent required, updated Schedules revised to reflect changes in the operations or condition of the Business between the date hereof and the Closing Date; and

          (i) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets.

          7.2 Documents to be Delivered by Buyer

          On the Closing Date, Buyer shall deliver, or execute and deliver, the following funds, documents and agreements to Lucent on behalf of the Sellers (other than the side letter executed by BKW&L pursuant to which BKW&L agrees to hold the Maquiladora Bill of Sale in escrow, which Buyer shall cause BKW&L to execute and deliver to Sellers):

          (a) the Purchase Price as provided in Section 2.3;

          (b) the Technology Transfer Agreement;

          (c) the Supply Agreement;

          (d) the Transition Services Agreement;

          (e) the Assignment and Assumption Agreement;

          (f) a certificate of a duly authorized representative of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.3(a) and (b); and

          (g) all such other documents and instruments as Sellers may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities.

          7.3 Closing Date

          The Closing shall take place at the office of Lucent at 10:00 a.m. within three Business Days after all the conditions specified in Article 8 have been satisfied or waived, or at such other place or time or on such other date as Lucent and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date"), but in no event later than October 2, 1998.

          7.4 Contemporaneous Effectiveness

          All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

          8. Conditions Precedent to Closing

          8.1 General Conditions

          The respective obligations of Buyer and Sellers to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) Legal Proceedings. No order of any court or administrative agency shall be in effect that enjoins or prohibits the consummation of this Agreement, and no litigation that has a substantial chance of success on its merits initiated by any bona fide Third Party shall be pending that would enjoin or prohibit the consummation of this Agreement.

          (b) HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

          8.2 Conditions Precedent to Buyer's Obligations

          The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by
Buyer:

          (a) Representations and Warranties of Sellers True at Closing. The representations and warranties of Sellers contained in this Agreement, the Collateral Agreements or in any certificate delivered hereunder or thereunder shall be true and correct in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

          (b) Performance by Sellers. Each Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          8.3 Conditions Precedent to Sellers' Obligations

          The obligations of Sellers to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by
Sellers:

          (a) Representations and Warranties of Buyer True at Closing. The representations and warranties of Buyer contained in this Agreement, the Collateral Agreements or in any certificate delivered hereunder or thereunder shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

          (b) Performance by Buyer. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          9. Status of Agreements

          The rights and obligations of Buyer and Sellers under this Agreement shall be subject to the following terms and conditions:

          9.1 Effect of Breach

          In the event of a material breach of any representation, certification or warranty, or agreement or covenant of each Seller under this Agreement that is discovered by Buyer prior to Closing and that cannot be or is not cured by such Seller upon prior notice and the passage of a reasonable period of time, Buyer may elect not to proceed with the closing hereunder, which shall be Buyer's sole remedy for such breach.

          9.2 Survival of Representations and Warranties

          The representations and warranties of Buyer and Sellers contained in this Agreement shall survive the Closing for twelve (12) months, except for representations and warranties contained in Section 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3, which shall survive until the expiration of the applicable statute of limitations. Neither Sellers nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation or warranty expires, except for claims then pending or theretofore asserted in writing by any party in accordance with the terms and conditions of this Agreement.

          9.3 General Agreement to Indemnify

          (a) From and after the Closing Date, each Seller or Buyer, as applicable,shall indemnify, defend and hold harmless the other party hereto and any director, officer or Affiliate of the other party (each an "Indemnified
Party") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from or relate to (i) the failure of any representation or warranty of such party contained in this Agreement to have been true in all material respects when made and as of the Closing Date except as expressly provided otherwise in
Section 8.2(a) or 8.3(a) or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

          (b) Buyer further agrees to indemnify and hold harmless each Seller with respect to: (i) any failure of Buyer to discharge any of the Assumed Liabilities ; (ii) any liability arising out of the operation of the Purchased Assets after the Closing Date; and (iii) any claim, demand or liability for the taxes referred to in Section 2.9, including interest and penalties thereon.

          (c) Each Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to (i) the Excluded Liabilities, (ii) Buyer's waiver of any applicable Bulk Sales laws, (iii) any product liability lawsuits from the sale of any Business Products manufactured by Sellers prior to the Closing Date.

          (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. In accordance with, and subject to, Section 2.3(b), Buyer and Sellers agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 2.3 and Treasury Reg.Section 1.1060-1T(f) and (h)(2)(ii) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

          (e) The amount of the Indemnifying Party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by, and tax savings that actually reduce the overall impact of the Losses upon, the Indemnified Party. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

          (f) Sellers' aggregate liability for all claims, including those made under Section 9.3(a) and under any of the Collateral Agreements, shall be subject to the following limitations: (i) Sellers shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $100,000, in which case Sellers shall be liable only for the portion of the Losses exceeding $100,000, and (ii) Sellers' aggregate liability for all such claims shall not exceed $6,000,000. Buyer may not make a claim for indemnification under Section 9.3(a) for breach by either Seller of a particular representation or warranty after the expiration of the survival period specified in Section 9.2 to such representation or warranty.

          (g) Buyer's liability for all claims made under Section 9.3(a)(i) for a breach of the representations and warranties shall be subject to the following limitation: (i) Buyer shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $100,000, in which case Buyer shall be liable only for the portion of the Losses exceeding $100,000 and
(ii) Buyer's aggregate liability for all such claims shall not exceed $6,000,000. Sellers may not make a claim for indemnification under Section 9.3(a)(i) for breach by Buyer of a particular representation or warranty after the expiration of the survival period specified in Section 9.2 applicable to such representation or warranty.

          (h) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement.

          (i) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement. Both parties shall mitigate their damages.

          (j) All indemnity obligations of Sellers set forth in this Section 9.3 shall be joint and several.

          9.4 Procedures for Indemnification

          (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to timely give such notice or at all shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent the Indemnifying Party has suffered prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.

          (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

          (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          9.5 Arbitration; Choice of Law

          (a) Any dispute, controversy or claim, whether based on contract, tort, statute or other legal theory, arising out of or related to this Agreement, or any subsequent agreement between the parties, shall be resolved by arbitration pursuant to this Section 9.5 and the then-current Commercial Rules and supervision of the American Arbitration Association. The duty to arbitrate shall extend to any officer, employee, shareholder, principal, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary or guarantor, of a party hereto making or defending any claim which would otherwise be arbitrable hereunder. Notwithstanding the foregoing, any party hereto shall have the right to seek equitable relief independently, including, but not limited to, temporary restraining orders, provisional and/or permanent injunctive relief, specific performance or any other equitable remedy as may be appropriate to enforce or prevent the violation of any of the terms and conditions of this Agreement.

          (b) Prior to demanding arbitration, the parties shall first in good faith consult among appropriate officers of Buyer and Lucent, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate Senior Executives of Buyer and Sellers. Within 10 Business Days after such request, the Senior Executives (and not their designees) shall meet and attempt in good faith to resolve the dispute.

          (c) Neither party shall file a demand for arbitration until 45 Business Days after a request is made for Senior Executive meetings as provided for in Section 9.5(b).

          (d) The arbitration shall be held in Newark, New Jersey before a single arbitrator who is knowledgeable in the subject matter of the dispute and who has been selected mutually between Lucent and Buyer in accordance with the rules of the Amercian Arbitration Association. The arbitrator's decisions and award shall be issued within 30 Business Days from the closing of the arbitration proceedings. The decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of any damage limitations expressed in, this Agreement or any subsequent agreement between the parties.

          (e) In order to prevent irreparable harm, the arbitrator may grant equitable relief (other than temporary or permanent injunctive relief) for the protection of intellectual property rights.

          (f) Issues of arbitrability shall be determined in accordance with the provisions of the United States Arbitration Act regardless of its applicability to the dispute; all other aspects of this Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow the substantive laws of, the State of New York. Each party shall bear its own attorneys' fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.

          (g) The parties agree not to submit a dispute  subject to this Section
9.5 to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 9.5, or to enforce the award of the arbitrator. If court proceedings to stay litigation or compel arbitration are necessary, the prevailing party shall be entitled to recover all associated costs, expenses and attorneys' fees which it reasonably incurs.

          (h) The parties agree that prior to the conduct of any hearings, they will cooperate in the exchange of documents, exhibits, witness lists and information pursuant to detailed demands therefor, and such other discovery as they may agree upon. The arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all parties otherwise agree in writing; provided, however, that upon the request of either party the arbitrator shall enforce subpoenas issued by either party for the attendance of witnesses and the production of documents.

          (i) Neither a party (including, such party's officers, directors, employees and representatives) nor the arbitrator may disclose the contents or results of any arbitration hereunder without prior written consent of both parties, unless and then only to the extent required to enforce or challenge the award, as required by law, or as necessary for financial and tax reports and audits.

          (j) Notwithstanding anything to the contrary in this Section 9.5, in the event of alleged violation of a party's intellectual property rights
(including, but not limited to, unauthorized disclosure of confidential information), that party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator. The party requesting such relief shall simultaneously file a demand for arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules for expedited hearing. In no event shall any such temporary injunctive relief continue for more than 30 days.

          (k) If any part of this Section 9.5 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate hereunder or any other part of this Section 9.5.

          10. Miscellaneous Provisions

          10.1 Notices

          All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

          If to Sellers, to:

                  Lucent Technologies Inc.
                  Network Products Group
                  283 King George Road
                  Warren, New Jersey  07059
                  Attention:  Business Development Director
                  Facsimile:  908-559-1001

         With a copy to:

                  Lucent Technologies Inc.
                  Network Products Group
                  283 King George Road
                  Warren, New Jersey  07059
                  Attention:  General Attorney
                  Facimile:  908-508-8398

         (b)      If to Buyer, to:

                  Bel Fuse Inc.
                  198 Van Vorst Street
                  Jersey City, NJ  07302
                  Attention:  Dan Bernstein, President
                  Facsimile:  201-432-9542

         With a copy to:

                  Blau, Kramer, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle, Suite 225
                  Jericho, NY  11753
                  Attention:  Edward S. Wactlar, Esq.
                  Facsimile:  516-822-4824

         10.2     Expenses

          Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

         10.3     Entire Agreement; Modification

          The agreement of the parties, which is comprised of this Agreement, the Disclosure Schedule, the Schedules and Exhibits hereto and the documents referred to herein, including the Collateral Agreements, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 11.4.

          10.4 Assignment; Binding Effect; Severability

          This Agreement may not be assigned by any party hereto without the other party's written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use Best Efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

          10.5 Governing Law

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without regard to its principles of conflicts of law.

          10.6 Execution in Counterparts

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.7 Public Announcement

          Neither Sellers nor Buyer shall, without the approval of the other party, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting and Securities and Exchange Commission disclosure obligations.

          10.8 No Third-Party Beneficiaries

          Nothing in this Agreement, express or implied, is intended to or shall
(a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or
(b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

          11. Termination and Waiver

          11.1 Waiver of Agreement

          Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          11.2 Amendment of Agreement

          This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party's action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

          IN WITNESS WHEREOF, each of Buyer and Sellers has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

LUCENT TECHNOLOGIES INC.
By:
Name:
Title:

LUCENT TECHNOLOGIES MAQUILADORAS INC.
By:
Name:
Title:

BEL FUSE INC.
By:
Name:
Title: